Exhibit 11.1

SAFEWAY INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In millions, except per-share amounts)
(Unaudited)

	12 Weeks Ended

	June 15,	June 15,	June 16,	June 16,
	2002	2002	2001	2001

	Diluted	Basic	Diluted	Basic

Income before cumulative effect of accounting change	$309.3	$309.3	$307.3	$307.3
Cumulative effect of accounting change	—	—	—	—

Net income	$309.3	$309.3	$307.3	$307.3

Weighted average common shares outstanding	481.9	481.9	505.7	505.7

Common share equivalents	7.7		10.8

Weighted average shares outstanding	489.6		516.5

Earnings per share:
Income before cumulative effect of accounting change	$0.63	$0.64	$0.59	$0.61
Cumulative effect of accounting change	—	—	—	—

Net (loss) income	$0.63	$0.64	$0.59	$0.61

Calculation of common share equivalents:
Options to purchase common shares	23.3		33.0
Common shares assumed purchased with potential proceeds	(15.6)		(22.2)

Common share equivalents	7.7		10.8

Calculation of common shares assumed purchased with potential proceeds:
Potential proceeds from exercise of options to purchase common shares	$652.8		$1,161.8
Common stock price used under the treasury stock method	$41.94		$52.20
Common shares assumed purchased with potential proceeds	15.6		22.2

Anti-dilutive shares totaling 15.6 million in 2002 and 4.5 million in 2001 have been excluded from diluted weighted average shares outstanding.

SAFEWAY INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In millions, except per-share amounts)
(Unaudited)

	24 Weeks Ended

	June 15,	June 15,	June 16,	June 16,
	2002	2002	2001	2001

	Diluted	Basic	Diluted	Basic

Income before cumulative effect of accounting change	$641.4	$641.4	$591.2	$591.2
Cumulative effect of accounting change	(700.0)	(700.0)	—	—

Net (loss) income	$(58.6)	$(58.6)	$591.2	$591.2

Weighted average common shares outstanding	484.3	484.3	505.2	505.2

Common share equivalents	8.0		11.1

Weighted average shares outstanding	492.3		516.3

Earnings per share:
Income before cumulative effect of accounting change	$1.30	$1.32	$1.14	$1.17
Cumulative effect of accounting change	(1.42)	(1.44)	—	—

Net (loss) income	$(0.12)	$(0.12)	$1.14	$1.17

Calculation of common share equivalents:
Options to purchase common shares	24.0		33.8
Common shares assumed purchased with potential proceeds	(16.0)		(22.7)

Common share equivalents	8.0		11.1

Calculation of common shares assumed purchased with potential proceeds:
Potential proceeds from exercise of options to purchase common shares	$671.8		$1,200.2
Common stock price used under the treasury stock method	$41.96		$52.70
Common shares assumed purchased with potential proceeds	16.0		22.7

Anti-dilutive shares totaling 14.9 million in 2002 and 3.7 million in 2001 have been excluded from diluted weighted average shares outstanding.